Exhibit 5.2

2 Wall Street, New York, NY 10005 212-732-3200

March 31, 2022

Logiq, Inc.

85 Broad Street

New York, NY 10004

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-259851), including all amendments thereto (the “Registration Statement”), filed by Logiq, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on October 8, 2021. We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated March 31, 2022, relating to the offering of 2,926,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) which the Company shall issue and sell to Ionic Ventures, LLC (“Ionic”), together with a Warrant (the “Warrant”) for the purchase of up to 631,579 shares of Common Stock to be issued Ionic as a commitment fee, both pursuant to a Purchase Agreement, dated March 30, 2022 (the “Purchase Agreement”), between the Company and Ionic.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus Supplement, other than as expressly stated herein. We are members of the Bar of the State of New York and the following opinion is limited to the laws of the State of New York.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters and have assumed (i) that the Warrants will be governed by the internal laws of the State of New York, (ii) that each Warrant has been or will be duly authorized, executed and delivered by the parties thereto, (iii) that each Warrant constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (iv) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Warrant, when executed, delivered and paid for in accordance with the terms of the Purchase Agreement and Warrant and as described in the Prospectus Supplement will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP

Carter Ledyard & Milburn LLP

Carter Ledyard & Milburn LLP / clm.com